Exhibit 99.1
Investor Relations
605.782.1767

Meta Financial Group, Inc. ® Reports 2014 Fiscal Year, Fourth Quarter Results

Fiscal 2014 net income of $15.7 million and fourth quarter net income of $3.4 million despite acquisition-related expenses

Sioux Falls, South Dakota – October 30, 2014, Meta Financial Group, Inc. ® (“MFG” or the “Company”)

Highlights for the fiscal year and fourth quarter ended September 30, 2014

•	MFG’s fiscal 2014 net income totaled $15.7 million versus $13.4 million in 2013.
o	2014 fourth quarter net earnings were $3.4 million compared to $3.5 million in the prior year period. Fourth quarter earnings included $0.6 million of provision expense related to loan growth, $0.6 million of acquisition-related expenses, $0.2 million of one-time expenses related to a partner servicing platform change, and $0.1 million related to settlement of a lawsuit where Meta was the plaintiff and settled for a lower amount to avoid the cost of litigation. Fourth quarter after tax earnings would have been $4.4 million excluding these items.
o	On October 14, 2014 MFG’s subsidiary, MetaBank, entered into a definitive agreement to acquire substantially all of AFS/IBEX Financial Services, Inc’s (“AFS”) loan portfolio and related assets. AFS is a leading commercial insurance premium finance company.

•	MFG’s 2014 fiscal year average assets grew to $1.93 billion compared to $1.71 billion in 2013, an increase of 13%, primarily driven by Meta Payment Systems (“MPS”) deposit growth and Retail Bank loan and investments growth.

•	Net interest income was $46.3 million in fiscal 2014, an improvement of $10.3 million, or 28% compared to $36.0 million in 2013. The increase was primarily driven by higher average earning assets and improved net interest margin (“NIM”).

•	The Retail Bank segment recorded fiscal 2014 earnings of $8.7 million compared to $5.9 million in 2013.
o	2014 fourth quarter net income totaled $1.5 million versus $1.2 million in the prior year period.
o	Retail Bank loans increased by $114.6 million at September 30, 2014, or 31%, compared to September 30, 2013.

•	The MPS segment recorded fiscal 2014 earnings of $7.7 million compared to $8.4 million in 2013.
o	2014 fourth quarter net income totaled $1.9 million compared to $2.5 million in the prior year period due to a reduction in tax-related prepaid card volume, the aforementioned $0.2 million one-time charge from a partner servicing platform change, increased administrative expense related to expanded systems and staff and increased business development expenses.

•	Non-performing assets (“NPA”) were unchanged at 0.05% of total assets at September 30, 2014, and 2013.

•	Tangible book value per common share increased by $4.74, or 21%, to $27.91 per share at September 30, 2014 from $23.17 per share at September 30, 2013, primarily due to earnings for the year and a sizable increase in the fair market value of available-for-sale securities, which positively affected accumulated other comprehensive income. The tangible book value per common share excluding accumulated other comprehensive income was $28.47 as of September 30, 2014, compared to $26.51 as of September 30, 2013.

•	Overall cost of funds at MetaBank averaged 0.14% during fiscal 2014 compared to 0.19% for the prior year, and was 0.12% during the 2014 fourth quarter.

•	Return on average assets for the fiscal year ended September 30, 2014, was 0.81% compared to 0.78% for 2013.

•	Return on average equity for the fiscal year ended September 30, 2014, was 10.01% compared to 9.36% for 2013, on 6.2 million average shares outstanding (diluted) compared to 5.6 million average shares outstanding (diluted), respectively.

Meta Financial Group, Inc. (NASDAQ: “CASH” – NEWS) reported fiscal 2014 fourth quarter net income of $3.4 million, or 53 cents per diluted share, compared to $3.5 million, or 58 cents per diluted share, for the prior year period.  Excluding the items listed in the first bullet of this release, 2014 fourth quarter net income after tax would have been $4.4 million or 69 cents per diluted share.  Net income for the year ended September 30, 2014, was $15.7 million, or $2.53 per diluted share, compared to $13.4 million, or $2.38 per diluted share, for the prior year period.

“Meta had an exciting fourth quarter,” said Chairman and CEO J. Tyler Haahr.  Mr. Haahr commented, “We were released from the Consent Order by the Office of the Comptroller of the Currency (“OCC”) in August.  This was a huge accomplishment for our employees and recognition of the enhanced systems and additional staff Meta has added over the past few years.  Subsequent to the order release, we signed three new prepaid program managers and recently announced the AFS acquisition, which should close in the first quarter of fiscal 2015.  AFS will not only diversify our revenue stream and grow our loan portfolio, but is also expected to help us achieve better yields on our securities portfolio due to a much shorter duration loan portfolio, creating the ability to take advantage of longer maturity securities without increasing interest rate risk.  These agreements will enhance our revenues and are expected to spur future Company growth.

In addition to the noted events, our fourth quarter and yearly earnings increased due to the tremendous loan growth of 31% and strong credit quality with NPAs at 0.05%.”

Summary Financial Data *	Three Months Ended			Year Ended
	9/30/2014	6/30/2014	9/30/2013	9/30/2014	9/30/2013
Net Interest Income - millions	$12.3	$11.9	$9.2	$46.3	$36.0
Non Interest Income - millions	12.6	12.5	13.4	51.7	55.5

Net Income - millions	3.4	4.2	3.5	15.7	13.4
Diluted Earnings per Share	0.53	0.68	0.58	2.53	2.38

Net Interest Margin	2.85%	2.86%	2.50%	2.80%	2.48%
Non-Performing Assets - % of Total Assets	0.05%	0.04%	0.05%
* See a more detailed Financial Highlights table at the end of this earnings release.

Financial Summary

Revenue

Total revenue (net interest income plus non-interest income) for the fiscal 2014 fourth quarter was $24.9 million compared to $22.6 million for the same quarter last year, an increase of $2.3 million, or 10%.  Total revenue for the year ended September 30, 2014, was $98.0 million compared to $91.5 million for 2013, an increase of $6.5 million, or 7%, due primarily to increased income from loan growth and improved yield and increased volume from other investments, specifically in the municipal bond portfolio and improved yields on agency mortgage-backed securities (“MBS”).  Although the overall yield in the loan portfolio decreased somewhat in 2014 compared to 2013, the yields on loans exceed those realized currently in the securities portfolio. The loan growth led to a better NIM, and along with balance sheet growth, were the driving forces in the increase in interest income.

Net Interest Income

Net interest income for the fiscal 2014 fourth quarter was $12.3 million, up $3.1 million, or 34%, from the same quarter last year, primarily due to significant growth in lending in the Retail Bank segment.  Additionally, the overall increase was driven by a higher volume of other investments (primarily AA and AAA rated GO municipal bonds) and significantly higher yields on MBS.  Also, interest expense decreased from the comparable 2013 quarter.

NIM increased from 2.50% in the fiscal 2013 fourth quarter to 2.85% in the 2014 fourth quarter.  Overall, Tax Equivalent Yield (“TEY”) on average earning assets increased by 31 basis points due primarily to a 31% increase in the loan portfolio and increased yields in the securities portfolio.  The TEY on MBS increased by 65 basis points and on non-MBS investment securities by 2 basis points.  The 2014 fourth quarter TEY on the securities portfolio increased by 43 basis points compared to the comparable prior year quarter.  Although the Retail Bank loan portfolio yield decreased 16 basis points in the fourth quarter of 2014 compared to the same quarter of the prior year, the yield achieved on this growing loan portfolio is much higher than for similar duration investments, making this asset mix more desirable.  Furthermore, the increase in non-interest-bearing liabilities was another key factor driving the improvement in NIM and highlights the competitive advantage of the continuous growth of this sizable deposit base.  The recently announced AFS merger will further enhance the mix of assets.

The Company’s average interest-earning assets for the fiscal 2014 fourth quarter grew by $270.5 million, or 16%, to $1.93 billion from the same quarter last year primarily from growth in the loan and securities portfolios of $121.8 million and $114.4 million, respectively.  Also contributing to the increase in net interest margin in the most recent quarter was a decrease of 20 basis points in the cost of interest-bearing liabilities.

Overall, the cost of funds for all deposits and borrowings decreased by 4 basis points, to 0.12%, during the fiscal 2014 fourth quarter from 0.16% in the 2013 fourth quarter.  This reduction resulted primarily from ongoing growth in non-interest-bearing deposits generated by MPS programs.  The Company believes the lower and more stable cost of funds are distinct and significant competitive advantages, both now and even more so as rates rise.  During a rising rate environment, the Company’s cost of funds will likely remain low and increase less while asset yields increase, thus providing potential for increasing NIM compared to other banks.

The Company’s average total deposits and interest-bearing liabilities for the fiscal 2014 fourth quarter increased $249.2 million, or 16% from the same quarter last year, to $1.81 billion.  This increase was generated primarily from an increase in MPS-related non-interest bearing deposits of $136.0 million, or 12%, compared to the same quarter last year.  The year over year increase in the third quarter was 9%, showing MPS deposit growth acceleration in the fourth quarter.

Net interest income for the fiscal year ended September 30, 2014 was $46.3 million, up $10.3 million, or 28%, from $36.0 million in 2013.  Contributing to this increase was a 27 basis point increase in asset yields primarily driven by a shift in the earning asset mix to more loans and increased volume in the loan and securities portfolios.  A 26 basis point decrease in the average rate paid on interest-bearing liabilities also augmented the overall increase.  Average earning assets increased 13% from the prior year while interest-bearing liabilities increased by 18%.  The TEY of the investment portfolio was 2.60% for 2014 and 2.23% for 2013.

Non-Interest Income

Fiscal 2014 fourth quarter non-interest income of $12.6 million decreased from $13.4 million in the same quarter of 2013, or approximately 6%.  Card fee income decreased $0.8 million, or 6%, primarily due to a major prepaid partner promotion recognized in the previous year quarter and reduced income tax-related prepaid card volume.

Non-interest income for the fiscal year ended September 30, 2014 decreased $3.8 million, or 7%, from $55.5 million in the prior year due primarily to a decrease in gain on sale of securities of $2.5 million.  In addition, MPS fee income decreased by $2.1 million, or 4% primarily due to the aforementioned reduced income tax-related prepaid card volume and prior year partner promotion.

Non-Interest Expense

Non-interest expense increased $2.9 million, or 16%, to $20.6 million for the fiscal 2014 fourth quarter as compared to $17.7 million for the same period in 2013.  Compensation expense increased $1.7 million, or 21%, as a result of the Company’s investments in resources to support regulatory, operational and growth initiatives, along with new business development and implementation activities and increased product development expense.   In addition, during the 2014 fourth quarter the Company recorded $0.6 million in acquisition-related expenses, $0.2 million in costs related to a processor change which will provide enhanced future economic benefits, and $0.1 million in costs for a lawsuit where Meta was plaintiff, which Meta settled to avoid litigation costs.

Non-interest expense for fiscal year 2014 increased $3.8 million, or 5%, to $78.2 million from $74.4 million in 2013.  Compensation expense increased $4.0 million and occupancy and equipment expense increased $0.5 million during 2014 compared to 2013.  In addition, the Company recorded $0.6 million in acquisition-related expenses and $0.2 million of costs related to a processor change in 2014.  These increases were offset by a decrease in regulatory expenses of $0.7 million and decrease in impairment on assets held for sale of $0.6 million in 2014 compared to 2013.

Income tax expense for the fourth quarter of fiscal 2014 was $0.4 million, or an effective tax rate of 10.8%, compared to income tax expense of $1.1 million, or an effective tax rate of 24.2%, for the fourth quarter of 2013.  The decrease in the effective tax rate is mainly due to an increase in the volume of tax-exempt municipal bonds and lower income due to the increases in non-interest expense described above.  For 2014, the effective tax rate was 15.6%.  We expect the tax rate to be a few percent higher in 2015.

Loans

Total loans, net of allowance for loan losses, increased $112.6 million, or 30%, to $493.0 million at September 30, 2014 compared to September 30, 2013.  This increase primarily relates to growth in residential real estate loans, commercial and multi-family real estate loans and agricultural real estate loans of $34.1, $31.5, and $26.5 million, respectively.  Commercial operating and agricultural operating loans were also up with the consumer loan category representing the only decrease.

The Company recorded a provision for loan losses of $0.6 million during the fiscal 2014 fourth quarter compared to $0.3 million for the comparable prior year period.  For the year ended September 30, 2014, the Company recorded a provision for loan losses of $1.1 million compared to no provision for loan losses during 2013.  The increase over the prior year is primarily due to continued loan growth.  The allowance for loan losses increased to $5.4 million, or 1.1% of total loans, at September 30, 2014, compared to an allowance of $3.9 million, or 1.0% of total loans, at September 30, 2013, primarily due to net recoveries of $0.4 million during 2014.

Credit Quality

The Retail Bank’s NPAs at September 30, 2014 were $1.0 million representing 0.05% of total assets compared to $0.8 million and 0.05% of total assets at September 30, 2013.  As had been the case at September 30, 2013, there were no NPAs within the MPS segment at September 30, 2014.

Investments

Total investments and MBS increased by $105.5 million, or 8%, to $1.42 billion at September 30, 2014 compared to June 30, 2014.  Investment securities increased $53.1 million primarily from purchases of non-bank qualified (“NBQ”) municipal securities.  MBS increased $52.4 million as purchases exceeded pay downs and sales.  Average TEY on the securities portfolio increased by 43 basis points in the fourth quarter of fiscal 2014 over the same quarter of 2013.  Significant yield increases within MBS were realized due to reduced premium amortization levels from slowing prepayment speeds during that timeframe.  However, during certain spring and summer months of 2014, as longer term interest rates decreased in concert with typical increased seasonal housing activity in the summer, prepayments on MBS did increase slightly during part of the quarter and led to slightly lower yields as a result of increased premium amortization.

Total investments and MBS increased by $253.9 million, or 22%, to $1.42 billion at September 30, 2014 as compared to September 30, 2013.  Investment securities increased $184.3 million primarily resulting from purchases of NBQ municipal securities, and, to a lesser extent government-guaranteed SBA related investments. MBS increased $69.6 million.  Average TEY on the securities portfolio increased by 38 basis points in fiscal 2014 when compared to 2013.  The yield on MBS increased by 51 basis points and investment securities increased by 10 basis points.

The Bank continues to execute its investment strategy of primarily purchasing NBQ municipal bonds and MBS; however, the Bank reviews opportunities to add diverse, high-quality securities at attractive relative rates when opportunities arise.  The NBQ municipal bonds are tax exempt and as such have a tax equivalent yield higher than their book yield.  The tax equivalent yield calculation for NBQ municipal bonds uses the Company’s cost of funds as one of its components.  With the Company’s large volume of non-interest-bearing deposits, the tax equivalent yield for these NBQ bonds is higher than a similar term investment in other investment categories of similar risk and higher than most other banks can realize on the same instruments.  The Company also added variable-rate securities to its portfolio during the year.  This strategy sacrificed some short-term yield, but better positions the Company for future interest rate increases.

Deposits and Other Liabilities

Total average deposits for the fiscal 2014 fourth quarter increased by $136.2 million, or 10%, as compared to the same period in 2013.  Total end-of-period deposits increased $51.3 million, or 4%, to $1.37 billion at September 30, 2014, compared to September 30, 2013.  Average non-interest-bearing checking deposits for the 2014 fourth quarter were up $136.0 million, or 12%, compared to the same period in 2013.  Non-interest-bearing checking was up $40.5 million at September 30, 2014 from September 30, 2013.  The average balance of total deposits and interest-bearing liabilities was $1.81 billion for the three-month period ended September 30, 2014 compared to $1.56 billion for the same period in 2013.

Business Segment Performance

Meta Payment Systems

During the fiscal 2014 fourth quarter, MPS recorded earnings of $1.9 million, compared to $2.5 million during the same period last year.  Total fourth quarter average MPS-generated deposits increased by $136.0 million, or 12%, from growth in other prepaid card programs, compared to the same quarter in 2013.  MPS income was impacted by lower fee income, primarily related to the aforementioned reduced tax-related prepaid card volume, higher systems and other administrative expenses, further higher product and business development costs, and the processor change expenses noted previously.  Increased expenditures for product and business development and for new programs are expected to continue, which we believe will enhance future revenues and income.

Traditional Bank

The Retail Bank segment recorded earnings of $1.5 million for the fourth quarter of fiscal 2014, compared to earnings of $1.2 million in the fourth quarter of 2013.  The increase was primarily due to an increase of $2.1 million in interest income offset by an increase of $1.2 million in non-interest expense and, to a lesser extent, an increase of $0.3 million in provision for loan losses.

Capital Ratios

At September 30, 2014, MetaBank exceeded federal regulatory capital requirements to remain classified as a well-capitalized institution.  In that respect, MetaBank’s Tier 1 (core) capital to adjusted total assets was 8.60% compared to a well-capitalized requirement of 5.0%; its total capital to risk-weighted assets ratio was 21.59%, which exceeds the well-capitalized requirement of 10.0%; and MetaBank’s Tier 1 (core) capital to risk-weighted assets ratio was 20.95%, compared to the well-capitalized requirement of 6.0%.  MetaBank’s Tier 1 (core) capital to average adjusted total assets ratio was 8.83%.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Meta Financial Group, Inc.®, (“Meta Financial” or “the Company” or “us”) and its wholly-owned subsidiary, MetaBank™ (the “Bank” or “MetaBank”), may from time to time make written or oral “forward-looking statements,” including this earnings release, statements contained in its filings with the Securities and Exchange Commission (“SEC”), in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning.  You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MetaBank® (the “Bank”) or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company’s employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the ability of the Bank to complete the AFS transaction and to successfully integrate AFS’ operations; the scope of restrictions and compliance requirements imposed by the supervisory directives and/or the Consent Order entered into by the Company and the Federal Reserve and any other such actions which may be initiated; the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties; the impact of changes in financial services laws and regulations, including but not limited to our relationship with our regulators, the OCC and the Federal Reserve; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive. Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)
	September 30, 2014	September 30, 2013
Assets
Cash and cash equivalents	$29,832	$40,063
Investments and mortgage-backed securities	1,423,149	1,169,219
Loans receivable, net	493,007	380,428
Other assets	108,043	102,279
Total assets	$2,054,031	$1,691,989

Liabilities
Deposits	$1,366,541	$1,315,283
Other borrowings	497,721	216,456
Other liabilities	14,967	17,266
Total liabilities	1,879,229	1,549,005

Stockholders' equity	174,802	142,984
Total liabilities and stockholders' equity	$2,054,031	$1,691,989

Consolidated Statements of Operations

	For the Three Months		For the Year Ended
	Ended September 30:		Ended September 30:
(Dollars In Thousands, Except Share and Per Share Data)	2014	2013	2014	2013

Interest income	$12,870	$9,803	$48,660	$38,976
Interest expense	567	642	2,398	2,954
Net interest income	12,303	9,161	46,262	36,022
Provision for loan losses	550	300	1,150	-

Net interest income after provision for loan losses	11,753	8,861	45,112	36,022
Non-interest income	12,607	13,439	51,738	55,503
Non-interest expense	20,590	17,716	78,231	74,403

Income before income tax expense	3,770	4,584	18,619	17,122
Income tax expense	406	1,110	2,906	3,704

Net income	$3,364	$3,474	$15,713	$13,418

Earnings per common share
Basic	$0.54	$0.59	$2.57	$2.40
Diluted	$0.53	$0.58	$2.53	$2.38

Selected Financial Information

For the Year Ended September 30,	2014	2013

Return on average assets	0.81%	0.78%
Return on average equity	10.01%	9.36%
Average shares outstanding for diluted earnings per share	6,198,409	5,647,138

At Period Ended:	September 30, 2014	September 30, 2013

Equity to total assets	8.51%	8.45%
Book value per common share outstanding	$28.33	$23.55
Tangible book value per common share outstanding	$27.91	$23.17
Tangible book value per common share outstanding excluding AOCI	$28.47	$26.51
Common shares outstanding	6,169,604	6,070,654
Non-performing assets to total assets	0.05%	0.05%